MEMORANDUM OF EMPLOYMENT

Effective: November 30, 2015

NAME:	Mary Dean Hall
ADDRESS:	1833 Buckingham Court Kingsport, TN 37660

The parties to this Memorandum of Employment (“Agreement”) are MARY DEAN HALL and Quaker Chemical Corporation, a Pennsylvania corporation (“Quaker”).

WHEREAS,  Quaker  desires  to  employ  you  and  you  desire  to  be  employed  by Quaker;

WHEREAS, both parties wish to define and clarify all terms and conditions of the employment relationship; and

WHEREAS,  both  parties  want  to  avoid  any disputes over any terms and conditions of the employment relationship;

NOW THEREFORE in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby the parties hereto agree as follows:

1.                   Duties

Effective as  of  your  start  date,  Quaker agrees to employ you and you agree to serve as  Quaker’s  Vice  President,  Chief  Financial  Officer  &  Treasurer  which  includes the responsibilities  in  line  with  that  of  a  public company Chief Financial Officer, reporting to Michael F. Barry or his replacement as Chief Executive Officer. You shall perform all duties consistent with such position as well as any other duties that are assigned to you from time  to  time  by  Quaker’s  Chief  Executive  Officer. You agree  that  during  the  term of your  employment  with  Quaker  to  devote  your  knowledge,  skill,  and  working  time solely and exclusively to the business and interests of Quaker and its subsidiaries; provided, however,  after  one  year  of  employment  you are eligible to accept a position as a director on a board of a for-profit public company.

2.               Compensation

Your base salary will be determined from time to time by the Compensation / Management Development  Committee  of  the  Board  of  Directors, in consultation with the Chairman, Chief  Executive  Officer & President. In addition, you will be entitled to participate, to  the  extent  eligible,  in  any  of Quaker’s annual and long term incentive plans, retirement savings plan (401k plan), stock purchase plan, and will be entitled to vacations, paid  holidays,  and  medical,  dental, and other benefits as are made generally available by  Quaker  to  its  full-time employees.

3.               Term  of  Employment

Your employment  with  Quaker may be terminated on thirty (30) days' written notice by  either  party,  with  or  without  cause  or  reason  whatsoever. Within thirty  (30) days after  termination  of  your  employment,  you will be given an accounting of all monies due you.

4.               Covenant  Not  to  Disclose

You acknowledge that the identity of Quaker's (and any of Quaker's affiliates’) customers, the  requirements  of  such  customers,  pricing and payment terms quoted and charged to  such  customers,  the identity of Quaker's suppliers and terms of supply (and the suppliers and related terms of supply of any of Quaker's customers for which management services  are  being  provided),  information concerning the method and conduct of Quaker's (and any affiliate’s) business such as formulae, formulation information, application  technology,  manufacturing information, marketing information, strategic and  marketing  plans,  financial  information, financial statements (audited and unaudited), budgets, corporate practices and procedures, research and development efforts, and laboratory test methods and all of Quaker's (and its affiliates’) manuals, documents, notes,  letters,  records,  and  computer programs are Quaker's trade secrets ("Trade Secrets")  and  are  Quaker’s  (and/or  any  of  its  affiliates’,  as  the  case  may  be) sole and exclusive property.  You agree that at no time during or following your employment with  Quaker  will  you appropriate for your own use, divulge or pass on, directly or through any other individual or entity or to any third party, any Quaker Trade Secrets. Upon  termination  of  your employment with Quaker and prior to final payment of all monies  due  to  you  under  Paragraph  2  or  at any other time upon Quaker's request, you agree  to  surrender  immediately to Quaker any and all materials in your possession or control which include or contain any Quaker Trade Secrets.

5.               Covenant  Not  to  Compete

In consideration  of  your  employment  with Quaker and the training you are to receive from  Quaker,  you  agree  that  during  your  employment  with Quaker and for a period of  one  (1)  year  thereafter, regardless of the reason for your termination, you will not:

a.                directly  or  indirectly,  together  or  separately  or  with  any  third  party, whether as an employee, individual proprietor, partner, stockholder, officer, director, or investor, or  in  a  joint  venture  or  any  other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of  chemical  specialty  products  which  are  the  same,  like,  similar to, or which compete with Quaker (or any of its affiliates’) products or services; and

b.                at the Chemical Management Services sites to which you are, have, or  will  specifically  ever  be assigned in the future, directly or indirectly, together or separately or with any third party, whether as an employee, individual proprietor, partner, stockholder,  officer,  director,  or  investor,  or  in a joint  venture  or  any  other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a provider of chemical management services which are the same, like, similar to, or which compete with Quaker (or any of its affiliates’) services; and

c.                 recruit or solicit any Quaker employee or otherwise induce such employee to  leave  Quaker’s  employ,  or  to become an employee or otherwise be associated with  you  or  any  firm,  corporation,  business, or other entity with which you are or may become associated; and

d.                solicit or induce any of Quaker's suppliers of products and/or services (or  a  supplier  of  products  and/or  services of a customer who is being provided or solicited  for  the  provision  of  chemical  management services by Quaker) to terminate or alter its contractual relationship with Quaker (and/or any such customer).

The parties  consider  these  restrictions  reasonable,  including  the  period  of  time during which  the  restrictions  are  effective. However, if  any  restriction  or  the  period  of time specified should be found to be unreasonable in any court proceeding, then such restriction shall  be  modified  or  the  period  of  time shall be shortened as is found to be reasonable so  that  the  foregoing  covenant  not  to compete may be enforced. You agree that in  the  event  of  a breach or threatened breach by you of the provisions of the restrictive covenants contained in Paragraph 4 or in this Paragraph 5, Quaker will suffer irreparable harm,  and  monetary  damages  may  not  be  an  adequate  remedy. Therefore, if any  breach  occurs,  or  is  threatened,  in  addition to all other remedies available to Quaker, at  law  or  in  equity, Quaker shall  be  entitled  as  a  matter  of  right  to  specific performance of the covenants contained herein by way of temporary or permanent injunctive relief. In the  event  of  any  breach  of the restrictive covenant contained in this Paragraph 5, the term of the restrictive covenant shall be extended by a period of time equal to  that  period  beginning  on the date such violation commenced and ending when the activities constituting such violation cease.

6.               Contractual  Restrictions

You represent and warrant to Quaker that: (a) there are no restrictions, agreements, or  understandings  to  which  you  are a party that would prevent or make unlawful your  employment  with  Quaker  and  (b)  your  employment  by Quaker shall not constitute a  breach  of  any  contract,  agreement, or understanding, oral or written, to which you are a party or by which you are bound.

7.               Inventions

All improvements, modifications, formulations, processes, discoveries or inventions ("Inventions"),  whether  or  not  patentable,  which  were  originated,  conceived or developed by you solely or jointly with others (a) during your working hours or at Quaker’s expense  or  at  Quaker's  premises  or  at  a  customer’s  premises  or  (b)  during your employment  with  Quaker  and  additionally  for  a  period  of one year thereafter, and which relate to (i) Quaker’s business or (ii) any research, products, processes, devices, or machines  under  actual  or  anticipated  development  or  investigation by Quaker at the earlier of (i) that time or (ii) as the date of termination of employment, shall be Quaker’s sole property. You shall  promptly  disclose  to  Quaker  all  Inventions that you conceive or become aware  of  at  any  time during your employment with Quaker and shall keep complete, accurate,  and  authentic  notes,  data and records of all Inventions and of all work done  by  you  solely  or  jointly  with  others,  in  the  manner  directed by Quaker. You hereby transfer  and  assign  to  Quaker  all  of  your  right,  title,  and  interest  in  and  to  any and all Inventions which may be conceived or developed by you solely or jointly with others during  your  employment  with Quaker. You shall assist Quaker in applying, obtaining, and  enforcing  any  United States Letters Patent and Foreign Letters Patent on any such  Inventions  and  to  take  such  other  actions as may be necessary or desirable to protect Quaker's interests therein.  Upon request, you shall execute any and all applications, assignments,  or  other  documents that Quaker deems necessary and desirable for  such  purposes. You have  attached  hereto  a  list  of  unpatented  inventions that you  have  made  or  conceived  prior  to  your  employment  with  Quaker,  and  it  is agreed that those inventions shall be excluded from the terms of this Agreement.

8.               Termination

Quaker, in  its  sole  discretion,  may  terminate your employment at any time and without notice  for  any  reason,  including  Cause. If you  incur  a  Separation  from  Service by action  of  Quaker  for  any  reason  other  than  Cause,  death,  disability or by obtaining normal retirement age, Quaker agrees to:

a.             Provide  you  with  reasonable  outplacement  assistance,  either by providing the services in-kind, or by reimbursing reasonable expenses actually incurred by  you  in  connection with your Separation from Service. The outplacement services must  be  provided  during  the  one-year period following your Separation from Service. If any  expenses  are  to  be  reimbursed,  you  must  request  the  reimbursement within eighteen  months  of  your  Separation  from  Service  and  reimbursement  will  be made within 30 days of your request.

b.             Pay  you  one  year's  severance in twenty-four semi-monthly installments commencing  on  the  Payment  Date  and  continuing  on  Quaker's  normal semi-monthly payroll dates each month thereafter, each of which is equal to your semi- monthly base salary at the time of your Separation from Service, provided you sign (and thereafter do  not  timely  revoke)  a  Release within 45 days of the later of the date you receive the  Release  or  your  Separation  from  Service.  Quaker  will  provide  continuation of medical and dental coverage’s at Quaker’s cost for one year.

“Separation from  Service”  means  your  separation  from  service  with  Quaker and its affiliates within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto.

“Cause” means  your  employment  with  Quaker  has  been  terminated  by  reason of (i) your willful and material breach of this Memorandum of Employment, (ii) dishonesty, fraud,  willful  malfeasance,  gross  negligence, or other gross misconduct, in each case relating to the performance of your duties hereunder which is materially injurious to Quaker, or (iii) conviction of or plea of guilty or nolo contendere to a felony.

“Payment  Date”  means  (x)  the  60th  day  after  your  Separation  from  Service  or (y) if  you  are  a  specified  employee (as defined in Treas. Reg. §1.409A-1(i)) as of the date of  your  Separation  from  Service,  and  the  severance  described in subsection (b) is deferred compensation  subject  to  section  409A  of  the  Code,  the  first  business  day  of the seventh month following the month in which your Separation from Service occurs. If the Payment  Date  is  described  in  clause  (y),  the  amount  paid  on  the  Payment  Date shall include  all  monthly  installments  that  would  have  been  paid  earlier  had  clause  (y) not been  applicable,  plus  interest  at  the  Wall  Street  Journal  Prime  Rate published in the Wall Street  Journal  on  the  date  of  your  Separation  from  Service (or the previous business day  if  such  day  is  not  a  business  day), for the period from the date payment would have been made had clause (y) not been applicable through the date payment is made.

“Release” means a release (in a form satisfactory to Quaker) of any and all claims against  Quaker  and  all  related  parties  with respect to all matters arising out of your employment  with  Quaker,  or  the  termination  thereof  (other than for claims for any entitlements under  the  terms  of  this Memorandum of Employment or any plans or programs of  Quaker  under  which you have accrued a benefit) that Quaker provides to you no  later  than  ten  days  after  your  Separation  from  Service. Such Release  will  not modify any of your rights to indemnification or director’s and officer’s insurance coverage as such are available to you based on your position.

9.              Non-Disparagement

The parties agree not to make any statements, written or verbal, or cause or encourage others  to  make  any  statements,  written  or  verbal,  that  defame,  disparage  or in any  way  criticize  the  personal  or  business  reputation,  practices,  or  conduct  of  the other party  or  any  of  its  employees,  directors,  and  officers. The Parties  acknowledge and agree that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients.

10.             Miscellaneous

This Agreement  constitutes  the  entire integrated agreement concerning the subjects covered  herein.   In  case  any  provision  of  this  Agreement  shall  be  invalid, illegal, or  otherwise  unenforceable,  the  validity,  legality,  and enforceability of the remaining provisions shall not thereby be affected or impaired. You may not assign any of your rights or obligations under this Agreement without Quaker’s prior written consent. This Agreement  shall  be  governed  by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws. This Agreement shall  be  binding  upon  you,  your  heirs,  executors,  and  administrators  and shall inure to the benefit of Quaker as well as its successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ATTEST:                                                                                               QUAKER CHEMICAL CORPORATION

                /s/ Robert T. Traub                                                                              /s/ Michael F. Barry

WITNESS:

/s/ Ronald S. Ettinger                                                                          /s/ Mary Dean Hall

                                                                                                                MARY DEAN HALL

ADDENDUM 1

Base Salary:	Your salary will be payable on a semi-monthly basis at the rate of $14,583.34, which is annualized at $350,000.16. You will be eligible for your next salary increase in 2016.
Annual and Long- Term Bonuses:

For your position, you are eligible to participate in the Global Annual Incentive Plan (GAIP).  Your annual cash bonus is up to a maximum of 75% of your base salary with a targeted amount at 41.25% of salary.  This bonus is adjusted for annual company performance.  For 2015, you will receive a minimum guaranteed GAIP payment of $144,375.00 payable in March of 2016, subject to normal withholdings.

You were approved for the LTIP 2016-2018 plan period, by the Compensation/Management Development Committee of the Board of Directors (the “Compensation Committee”) with a targeted amount worth $167,000.00 with one-third in restrictive stock, one-third in options, and one-third in performance cash.

On your start date you will be awarded with $300,000.00 worth of restricted shares of Quaker common stock.  These shares will vest over a three and one-half year period.  One quarter of the award will vest on June 1, 2016 and on each annual anniversary or such four year period.  You must be actively employed by Quaker on each vesting date to receive any of the respective vested shares.

All incentive compensation awards are made at the company's discretion and are subject to change, and require the approval of the Quaker Compensation and Management Development Committee of the Board of Directors.

Financial Planning:	You will be eligible to be reimbursed for up to $3,500.00 per calendar year for expenses incurred for financial planning and/or tax preparation.
Relocation:

You will receive, as soon as administratively possible after your start date, a lump sum payment of $100,000.00 (Gross) to cover all relocation expenses.  This payment is subject to all normal withholdings.  If you should voluntarily leave Quaker within one year of receipt, all financial relocation assistance must be reimbursed to Quaker.

Benefits:

Quaker offers a Flexible Benefits Program. This gives you the opportunity to choose from a variety of options creating a customized benefits package.  The following benefits are part of the program.  In each of these areas, you are offered a range of options so you may choose the ones that make the most sense for your personal situation.

•         Medical

•         Dental

•         Life & AD&D Insurance

•         Long-term Disability

•         Health Care and Dependent Care Flexible Spending Accounts (FSAs)

In addition to these flexible benefits, Quaker also offers the following benefit plans:

•         Retirement Savings Plan (401K)

Vacation/Holidays:

You are currently eligible for five weeks of vacation annually and you will start to accrue, on a monthly basis, up to an additional 5 days of vacation per calendar year when you meet the next service level as defined in the plan.  In addition, you are also eligible for the same paid holidays made generally available by Quaker to its other full-time employees.  The company currently has 11 ½ paid holidays.